Exhibit 10.19

Execution Copy

COLLINS & AIKMAN FLOORCOVERINGS, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of February 2, 2007, between Collins & Aikman Floorcoverings, Inc., a Delaware corporation (the “Company”), and Glen A. Hussmann (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on February 19, 2007 and ending as provided in Section 5 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority of the President and Chief Executive Officer, subject to the power and authority of the Board of Directors of the Company (the “Board”) to expand or limit such duties, responsibilities, functions and authority. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company, its Subsidiaries (as defined below) and Tandus Group, Inc., the sole owner of the common stock of the Company (collectively, the “Group”), that are consistent with Executive’s position as the Board may from time to time direct.

(b) During the Employment Period, Executive shall (i) report to the Board, (ii) devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Group, and (iii) reside in the region including and surrounding the cities of Chattanooga, Tennessee and Dalton, Georgia. Executive shall perform his duties, responsibilities and functions to the Group hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Group’s policies and procedures in all material respects. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided, however, that Executive may serve as an officer or director of or otherwise participate in solely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s duties and responsibilities with the Group.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $350,000 per annum or such higher rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be prorated based on the number of days elapsed during any partial year and payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. In addition, during the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible, and Executive shall be entitled to four (4) weeks of paid vacation each calendar year in accordance with the Company’s policies.

(b) During the Employment Period, the Company shall reimburse Executive for reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses.

(c) In addition to the Base Salary, Executive shall be eligible for a bonus following the end of each fiscal year during the Employment Period based upon the Company’s achievement of certain financial targets for such year, as established by the Board. The target amount for each year’s bonus payment shall equal one hundred percent (100%) of Executive’s Base Salary for such year.

(d) The Company shall also:

(i) during the Employment Period, at the Company’s election, either (A) reimburse Executive in the amount of $1,225 per month (before appropriate tax withholding by the Company) for the cost of Executive’s personal automobile and insurance coverage thereof or (B) pay Executive an annual guaranteed bonus of $14,700, which guaranteed bonus would be provided to Executive in addition to any bonus provided to Executive pursuant to Section 3(c) above; and

(ii) reimburse Executive for reasonable expenses incurred in connection with his relocation and commencement of employment hereunder and related to: (A) the relocation of his household goods (including packing and unpacking thereof) by a moving service approved by the Company; (B) up to three (3) trips by his spouse to search for housing; (C) up to six (6) months of temporary housing; (D) the customary real estate broker commission payable in connection with Executive’s sale of his existing primary residence and (E) the customary closing costs incurred in connection with obtaining the mortgage financing for the purchase of Executive’s new primary residence referred to in Section 2(b)(iii) hereof.

(e) All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Group.

(f) Any reimbursement by the Company for expenses incurred by Executive pursuant to this Section 3 is subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4. Board Membership. With respect to all regular elections of directors during the Employment Period, the Company shall nominate, and use its reasonable efforts to cause the election of, Executive to serve as a member of the Board. Upon the termination or expiration of the Employment Period, Executive shall resign as a director of the companies within the Group (each, a “Group Company”), as applicable.

5. Term.

(a) Unless expressly renewed by the Company and Executive in writing, the Employment Period shall begin on February 19, 2007 and end on February 18, 2010 and shall automatically be renewed on the same terms and conditions set forth herein (as modified from time to time by the parties hereto) for additional one-year periods beginning on February 19, 2010, unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period at least sixty (60) days prior to any such renewal date; provided, however, that (i) the Employment Period shall terminate prior to such date immediately upon Executive’s resignation, death or upon the date on which Executive becomes Disabled and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive. The date of Executive’s termination under any of the circumstances set forth in this Section 5(a) shall be referred to herein as the “Termination Date.”

(b) If the Employment Period is terminated by the Company without Cause,

(i) Executive shall be entitled to continue to receive his Base Salary, payable in regular installments in accordance with the Company’s payroll policies, at the same rate at which Executive received his Base Salary from the Company immediately prior to the Termination Date, and to continue to participate in employee benefit programs for senior executive employees (other than bonus and incentive compensation plans) to the extent permitted under the terms of such programs or, if not permitted, as provided under applicable law, commencing on such date and continuing for a period of six months thereafter (the “Severance Period”), if and only if Executive has executed and delivered to the Company within twenty-two (22) days following the Termination Date the General Release substantially in form and substance as set forth in Exhibit A attached hereto and the General Release has become effective, and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Section 6, Section 7 and Section 8 hereof and does not apply for unemployment compensation chargeable to the Group during the Severance Period (provided that if the Company is a “public company” within the meaning of Code §409A, any amounts payable to Executive during the first six months and one day following the date of termination pursuant to this Section 5(b) shall be deferred until the date six months and one day following such termination, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the Termination Date if the deferral had not been required), and

(ii) Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

The amounts payable pursuant to this Section 5(b) shall be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period; provided, however, that Executive shall have no duty or obligation to seek other employment during the Severance Period or otherwise mitigate damages hereunder. Notwithstanding any other provision of this Agreement, if following the termination of his employment Executive is entitled to payments or other benefits under this Section 5(b), but the Company later determines that Cause with respect to Executive exists or existed on, prior to, or after such termination of Executive, (i) Executive shall not be entitled to any payments or other benefits pursuant to this Section 5(b), (ii) any and all payments to be made by the Company and any and all benefits to be provided to Executive pursuant to this Section 5(b) shall cease and (iii) any such payments previously made to Executive shall be returned immediately to the Company by Executive.

(c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above, Executive shall only be entitled to receive his Base Salary through the Termination Date and shall not be entitled to any other salary, compensation or benefits from the Group thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(d) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any amounts Executive owes it or any other Group Company against any amounts it or any other Group Company owes Executive hereunder.

(e) For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the commission of a felony, a crime involving moral turpitude or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Group or any customer or supplier of any Group Company, (ii) conduct that brings or is reasonably likely to bring any Group Company into substantial public disgrace or disrepute, (iii) failure to perform any duty as reasonably directed by the Board, which failure is not cured within ten (10) days after notice thereof is provided to Executive by the Board, (iv) any act or omission aiding or abetting a competitor, supplier or customer of any Group Company to the material disadvantage or detriment of any Group Company, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to any Group Company, or (vi) a Contract Breach.

(f) For purposes of this Agreement, Executive shall be deemed to be “Disabled” if Executive is unable to perform the essential duties, responsibilities and functions of his position with the Company for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity, even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become Disabled (such cooperation to include submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

(g) For purposes of this Agreement, “Contract Breach” means (i) breach by Executive of any of his obligations under Section 6, Section 7 or Section 8 hereof, (ii) breach by Executive of any other provision of this Agreement which (A) is willful, (B) is not subject to cure, or (C) arises from Executive’s gross negligence, (iii) any other breach by Executive of this Agreement if Executive fails to cure such breach within ten (10) days following delivery to Executive of written notice describing such breach, (iv) any provision of this Agreement or, after execution and delivery of the General Release, the General Release shall cease to be (or not be) valid and binding on Executive, or (v) Executive shall claim in writing that one or more provisions of this Agreement or, after execution and delivery of the General Release, the General Release, shall not be valid and binding on Executive, or Executive shall have otherwise taken any action contrary to the purpose of Section 24 below.

6. Confidential Information.

(a) Executive acknowledges that the information, observations and data (including trade secrets) to be obtained by him while employed by the Company concerning the business or affairs of the Group (“Confidential Information”) are the property of the Group. Therefore, Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Group (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company on the Termination Date or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of any Group Company that he may then possess or have under his control.

(b) Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during the Employment Period Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior employment positions and that Executive has nothing that contains any information that belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

7. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to any Group Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company (“Work Product”), belong to such Group Company. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

8. Restrictive Covenants. Because among other reasons: (i) Executive’s services are unique to the Company; (ii) Executive will have access to Confidential Information and Work Product that are proprietary to the Company; (iii) and Executive will act as the President and Chief Executive Officer of the Company and the face of the Company to its employees and customers, Executive agrees that, in consideration of the Company’s employment of Executive and the various benefits and payments provided in conjunction therewith, he will comply with the restrictive covenants contained herein.

(a) Definitions.

(i) The “Time Period” for purposes of this Section 8 shall be throughout the Employment Period and for a period of twelve (12) months after any Termination Date.

(ii) The “Geographic Area” for purposes of this Section 8 shall be any geographic location within a fifty-mile radius of the Company’s office in Dalton, Georgia.

(b) Activity Restrictions. During the Time Period and in the Geographic Area, Executive agrees that he will not, on behalf of any entity other than the Company (whether as an employee, consultant, agent, officer, director, shareholder, partner or member of said entity), sell, supervise others who sell, or direct the sale of, six-foot roll carpet, modular carpet tile, broadloom carpet (whether tufted or woven), or any other type of product that any Group Company sells during the Employment Period. Executive agrees and acknowledges that the Group conducts extensive business in the Geographic Area, and that competing with the Group in the Geographic Area during the Time Period would irreparably damage the Group.

(c) Non-Solicitation of Customers. During the Time Period, Executive agrees that he will not, on behalf of any entity other than the Company (whether as a consultant, employee, agent, officer, director, shareholder, partner or member of said entity), solicit any owner of a site location, customer, supplier, licensee or other business relation of any Group Company with whom Executive had contact during the last twelve (12) months of the Employment Period (i) for the sale or purchase of six-foot roll carpet, modular carpet tile, broadloom carpet (whether tufted or woven), or any other type of product that any Group Company sells during the Employment Period or (ii) to cease doing business with any Group Company.

(d) Non-Solicitation and Non-Hire of Company’s Employees. During the Time Period, Executive agrees that he will not, on behalf of any entity other than the Company (whether as an employee, consultant, agent, officer, director, shareholder, partner or member of said entity), hire or attempt to hire any person who was employed by any Group Company during the last twelve (12) months of the Employment Period, or otherwise solicit or induce any employee of any Group Company to leave the employ of any Group Company.

(e) Non-Disparagement. During the Time Period, Executive agrees that he shall not make disparaging remarks about any Group Company or any of the officers, directors, affiliates or investors of any of the foregoing.

(f) Because Executive’s services are unique, because Executive has access to Confidential Information and Work Product, and because Executive will act as the President and Chief Executive Officer of the Company and the face of the Company to its employees and customers, the parties hereto agree that in the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Group would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Group shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this Section 8, the Time Period shall automatically be extended by an amount of time equal to the amount of time from the initial occurrence of the breach or violation and the time as of which such breach or violation has been duly cured.

9. Additional Acknowledgments. Executive agrees that in consideration of the Company’s employment of Executive and the various benefits and payments provided in conjunction therewith, Executive will be bound by the restrictions contained in this Agreement. Executive agrees that such restrictions (including, but not limited, to the Time Period, Geographic Area, and activities restricted in Section 8 hereof) are reasonable and necessary in light of, among other things, the substantial compensation granted him by the Company in this Agreement, and the fact that Executive shall serve as the President and Chief Executive Officer of the Company, thus granting him extensive access to all of the Group’s confidential and proprietary information and making him the face of the Group to the Group’s customers. Executive generally acknowledges that the Group has legitimate business interests in its Confidential Information and Work Product, as well as in the relationships with the Group’s customers and employees, and Executive specifically acknowledges and agrees that the restrictions in Section 8 hereof are necessary and reasonable restrictions to protect the Group’s legitimate business interests. Executive acknowledges that he has received consideration in respect of his obligations pursuant to the provisions of Section 6, Section 7 and Section 8 hereof, including: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 6, Section 7 and Section 8 hereof will not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, following the Employment Period. Executive agrees and acknowledges that the potential harm to the Group of the non-enforcement of Section 6, Section 7 and Section 8 hereof outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Group now existing or to be developed in the future. Executive also acknowledges that he has had the opportunity to review the provisions of this Agreement with his legal counsel, believes them to be enforceable, and intends to fully comply with them. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that nothing contained in this Agreement or otherwise shall entitle Executive to remain in the employment of the Company or affect the rights of the Company to terminate Executive’s employment at any time for any reason.

10. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment, law, regulation or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11. Survival. Sections 5 through 24, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

12. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) on the business day following the date on which it is sent to the recipient by reputable overnight courier service (charges prepaid), (iii) five (5) days after mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, (iv) upon machine-generated acknowledgment of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day, or (v) on the business day following the date on which it is sent to the recipient by electronic mail (with hard copy to follow). Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

Notices to Executive:

Glen A. Hussmann
4714 Piper Glen Drive
Charlotte, North Carolina 28277
Electronic mail:	ghussmann@carolina.rr.com
Facsimile:	(704) 321-9456

Notices to the Company:

Collins & Aikman Floorcoverings, Inc.
311 Smith Industrial Boulevard
Dalton, Georgia 30721
Attention:	Leonard F. Ferro, Chief Financial Officer
Electronic mail:	lferro@tandus.com
Facsimile:	(706) 259-2125

With a copy to:

Oaktree Capital Management, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Attention:	Richard J. Goldstein
Electronic mail:	rgoldstein@oaktreecap.com
Facsimile:	(213) 830-6394

and to:

Kirkland & Ellis LLP
777 South Figueroa Street, 34th Floor
Los Angeles, California 90017
Attention:	John A. Weissenbach
Damon R. Fisher

Electronic mail:	jweissenbach@kirkland.com
dfisher@kirkland.com
Facsimile:	(213) 680-8500

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder.

18. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including the

Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

20. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at commercially reasonable rates.

21. Indemnification and Reimbursement of Payments on Behalf of Executive. Each Group Company shall be entitled to deduct or withhold from any amounts owing from such Group Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from such Group Company or Executive’s ownership interest in such Group Company (including wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event any Group Company does not make such deductions or withholdings, Executive shall indemnify such Group Company for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

22. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

23. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall participate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony at trial, hearings, and otherwise without requiring service of a subpoena or other legal process, and, upon the Company’s request, providing to the Company any relevant information and documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s participation in accordance with this Section 23, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals), to the extent consistent with the Company’s policies in effect from time to time with respect to travel expenses, and subject to the Company’s requirements with respect to reporting and documentation of such expenses.

24. Dispute Resolution. Except with respect to any dispute or claim seeking injunctive or equitable relief (by itself or in addition to damages) under Section 6, Section 7 or

Section 8 hereof (which may be pursued in any federal or state court in the state of Georgia as specified below and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses except as otherwise required by applicable law), each party hereto agrees that the dispute resolution procedure set forth in Exhibit B hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and its affiliates (including disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties hereto. Nothing in this Section 24 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit B hereto). Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court of competent jurisdiction located in the State of Georgia, for the purposes of any suit, action or other proceeding to: (a) resolve a dispute or claim seeking injunctive or equitable relief (by itself or in addition to damages) under Section 6, Section 7, or Section 8 hereof; or (b) enforce any Final Determination. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Georgia with respect to any matters to which it has submitted to jurisdiction in this Section 24. Each party hereto irrevocably and unconditionally consents to jurisdiction, and waives any objection to personal jurisdiction or the laying of venue, in any state or federal court located in the State of Georgia, for any action, suit or proceeding seeking injunctive or equitable relief under Section 6, Section 7 or Section 8 hereof (by itself or in addition to damages). Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing a Final Determination.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY

COLLINS & AIKMAN FLOORCOVERINGS, INC.

By:	/s/ Richard J. Goldstein
Name:	Richard J. Goldstein
Title:	Director

EXECUTIVE

/s/ Glen A. Hussmann
Glen A. Hussmann

[Signature Page to Hussmann Employment Agreement]

Exhibit A

GENERAL RELEASE

I, Glen A. Hussmann, in consideration of and subject to the performance by Collins & Aikman Floorcoverings, Inc. (collectively with its subsidiaries and Tandus Group, Inc., the sole owner of its common stock, the “Company”) of its obligations under the Employment Agreement, dated as of February 2, 2007 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Section 5(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including, but not limited to, the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including without limitation attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

ExA-1

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, but not limited to, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including without limitation reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

ExA-2

9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.	I agree to participate as may reasonably be necessary with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my participation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony at trial, hearing, and otherwise without requiring service of a subpoena or other legal process; upon request of the Company, providing to the Company any relevant information and documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my participation in accordance with this provision, I will not be entitled to any additional compensation in connection therewith but the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), to the extent consistent with the Company’s policies in effect from time to time with respect to travel expenses, and subject to the Company’s requirements with respect to reporting and documentation of such expenses.

11.	I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

ExA-3

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE, INCLUDING THE 21-DAY PERIOD REQUIRED BY THE ADEA. I UNDERSTAND THAT I MAY EXECUTE THIS GENERAL RELEASE LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY, BUT AGREE THAT SUCH EXECUTION WILL REPRESENT MY KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD;

(f)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:	February 2, 2007	/s/ Glen A. Hussmann
Glen A. Hussmann

ExA-4

Exhibit B

DISPUTE RESOLUTION PROCEDURE

1. Notice of Claim. A party asserting a Claim (the “Claimant”) shall deliver written notice to each party against whom the Claim is asserted (collectively, the “Opposing Party”), with a copy to the persons required to receive copies of notices under the Agreement (the “Additional Notice Parties”), specifying the nature of the Claim and requesting mediation to resolve same. The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such mediation. Executive and the Board shall attempt to agree on a mediator to hear and decide the Claim. If Executive and the Board cannot agree on a mediator within ten business days, they shall promptly and jointly request that JAMS (previously known as the Judicial Arbitration & Mediation Service) appoint a mediator to assist the parties in attempting to resolve the Claim. If a mutually acceptable resolution is not reached pursuant to mediation within 60 days of the delivery of the notice of Claim, the Claimant or the Opposing Party may invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a Notice of Arbitration, which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim, and the nature and amount of any damages or other compensation or relief sought (a “Notice of Arbitration”). Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise. Failure to file a Notice of Arbitration within 90 days of delivery of the notice of Claim shall constitute a waiver of any right to relief for the matters asserted in the notice of Claim. Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such Claim accrues.

2. Selection of Arbitrator. Within 20 business days after receipt of the Notice of Arbitration, Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim. If Executive and the Board cannot agree on an arbitrator within five business days, then they shall each appoint a representative for purposes of negotiating the appropriate arbitrator within 30 days after receipt of the Notice of Arbitration. Executive’s representative shall meet with the Board’s representative within five business days of their appointment, and shall mutually agree on an arbitrator. If Executive’s representative and the Board’s representative fail to agree to an arbitrator within ten business days of their appointment, the Parties shall promptly and jointly request that JAMS appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute and who was not chosen as the mediator pursuant to paragraph 1 of this Dispute Resolution Procedure. If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, Executive and the Board shall request the appointment of another arbitrator by the same procedure described above.

3. Arbitration Procedure. The following procedures shall govern the conduct of any arbitration under this section. All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator. Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.

ExB-1

(a) Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration. All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration. There shall be no other discovery except that, if a reasonable need is demonstrated to the arbitrator or agreed to by the parties, the parties may each be allowed to take a single deposition of no longer than five hours, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

(b) All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties. Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.

(c) Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.

(d) Within 20 days after receipt of the Claimant’s submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents.

(e) Within 20 days after receipt of the Opposing Party’s response, the Claimant may submit to the arbitrator a reply to the Opposing Party’s response, or notification that no reply is forthcoming.

(f) Within 10 days after the last submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim. Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 60 days after the last submission by the parties, and shall take place at a place selected by the arbitrator or such other place as is mutually agreed. Both parties shall be granted substantially equal time to present evidence at the hearing.

(g) Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the “Final Determination”). The Final Determination shall address each issue disputed by the parties, state the arbitrator’s findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.

ExB-2

(h) The award rendered by the arbitrator shall be final and non-appealable, except as otherwise provided by applicable law, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.

4. Costs of Arbitration. As part of the Final Determination, the arbitrator shall determine the allocation of the costs and expenses of the arbitration, including the arbitrator’s fee and both parties’ attorneys’ fees and expenses, based upon the extent to which each party prevailed in the arbitration. In the event that any relief which is awarded is non-monetary, then such costs and expenses shall be allocated by the arbitrator.

5. Satisfaction of Award. If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys’ fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.

6. Confidentiality of Proceedings. The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of Claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which any Group Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.

ExB-3